Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Second Quarter 2020 Operating Results
SAN FRANCISCO, July 23, 2020 — The Federal Home Loan Bank of San Francisco (Bank) today announced that its net income for the second quarter of 2020 was $88 million, compared with net income of $49 million for the second quarter of 2019.
The $39 million increase in net income relative to the prior-year period primarily reflects a $32 million increase in net interest income, from $110 million for the second quarter of 2019 to $142 million for the second quarter of 2020, and a reversal of current expected credit losses of $7 million for the second quarter of 2020. The increase in net interest income was primarily attributable to an increase of $27 million in net fair value gains on designated fair value hedges, from a loss of $16 million for the second quarter of 2019 to a gain of $11 million for the second quarter of 2020, as well as higher spreads on interest-earning assets.
Total assets decreased $13.4 billion during the first six months of 2020, to $93.4 billion at June 30, 2020, from $106.8 billion at December 31, 2019. Total advances decreased $14.4 billion, to $51.0 billion at June 30, 2020, from $65.4 billion at December 31, 2019. The decrease in advances primarily reflected reduced member liquidity needs as a result of the impact of the COVID-19 pandemic on the economy and on our members. The decrease in advances was partially offset by an increase in investments of $1.4 billion, to $39.0 billion at June 30, 2020, from $37.6 billion at December 31, 2019.
Accumulated other comprehensive income/(loss) (AOCI) decreased by $309 million during the first six months of 2020, to accumulated other comprehensive loss of $35 million at June 30, 2020, from accumulated other comprehensive income of $274 million at December 31, 2019. The decrease in AOCI during the first six months of 2020 primarily reflected lower fair values of mortgage-backed securities classified as available-for-sale.
As of June 30, 2020, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.7%, exceeding the 4.0% requirement. The Bank had $6.2 billion in permanent capital, exceeding its risk-based capital requirement of $1.4 billion. Total retained earnings as of June 30, 2020, were $3.5 billion.
Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the second quarter of 2020 at an annualized rate of 5.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $38 million, including $1 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the third quarter of 2020. The Bank expects to pay the dividend on August 11, 2020. As a result of the COVID-19 pandemic and the measures taken to contain the spread of the virus, U.S. and global economies face great challenges and ongoing uncertainty. To preserve capital in this uncertain environment, the Bank’s Board of Directors has decided to pay a quarterly dividend rate at the low end of the range stated in the Bank's dividend philosophy.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	June 30, 2020	Dec. 31, 2019
Total Assets	$93,440	$106,842
Advances	50,970	65,374
Mortgage Loans Held for Portfolio, Net	2,888	3,314
Investments, Net[1]	39,029	37,637
Consolidated Obligations:
Bonds	66,449	71,372
Discount Notes	19,416	27,376
Mandatorily Redeemable Capital Stock	83	138
Capital Stock - Class B – Putable	2,668	3,000
Unrestricted Retained Earnings	2,765	2,754
Restricted Retained Earnings	729	713
Accumulated Other Comprehensive Income/(Loss)	(35)	274
Total Capital	6,127	6,741

Selected Other Data at Period End	June 30, 2020	Dec. 31, 2019
Regulatory Capital Ratio[2]	6.68%	6.18%

	Three Months Ended		Six Months Ended
Selected Operating Results for the Period	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Interest Income	$142	$110	$191	$254
Provision for/(Reversal of) Credit Losses	(7)	—	32	—
Other Income/(Loss)	(9)	(7)	9	8
Other Expense	43	48	79	91
Affordable Housing Program Assessment	9	6	9	18
Net Income/(Loss)	$88	$49	$80	$153

	Three Months Ended		Six Months Ended
Selected Other Data for the Period	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Interest Margin[3]	0.51%	0.41%	0.35%	0.47%
Operating Expenses as a Percent of Average Assets	0.13	0.15	0.13	0.13
Return on Average Assets	0.32	0.18	0.15	0.28
Return on Average Equity	5.66	2.91	2.47	4.61
Annualized Dividend Rate[4]	5.00	7.00	5.99	7.00
Average Equity to Average Assets Ratio	5.64	6.16	5.86	6.01

1. Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2. This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of June 30, 2020, was $6.2 billion.
3. Net interest margin is net interest income (annualized) divided by average interest-earning assets.
4. Cash dividend declared, recorded, and paid during the period, on the capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco  The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995  This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and allowance for credit losses. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com